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                                                                     Exhibit 2.3

                            ASSET PURCHASE AGREEMENT

                           DATED AS OF MARCH 24, 2001

                                  BY AND AMONG

                                SPX CORPORATION,

                              PII VENTURES, L.L.C.

                                       AND

                                 STEVE TOTH, JR.


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                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 24th day of March, 2001, by and among SPX CORPORATION, a Delaware corporation ("SPX" or "Seller"), PII VENTURES, L.L.C., a Michigan limited liability company, by and through its Managing Member, STEVE TOTH, JR. ("Buyer"), and STEVE TOTH, JR., an individual and resident of the State of Michigan ("Toth").

                                    RECITALS

     WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger by and among VSI Holdings, Inc., a Georgia Corporation ("VSI Holdings") and SPX dated as of the date hereof (the "Overall Merger Agreement"), VSI Holdings shall be merged with and into SPX (the "Overall Merger");

     WHEREAS, VSI Holdings, either directly or through its wholly-owned subsidiary, Visual Services, Inc. ("VSI Sub"), currently owns the Acquired Assets (defined below);

     WHEREAS, Toth, as significant shareholder of VSI Holdings and as its President and Chief Executive Officer, is familiar with the Acquired Assets and desires to, upon completion of the Overall Merger, acquire from the Seller, by and through the Buyer, the Acquired Assets upon the terms and conditions set forth herein; it being understood as more fully expressed below, that certain assets will be purchased directly by the Buyer from the Seller and, in addition, Advanced Animations, Inc., a Georgia corporation ("Advanced Animations") will merge into the Buyer; and

     WHEREAS, Buyer or its Affiliates' execution of an Indemnity and Restriction Agreement among Toth, SPX and the other parties set forth therein dated as of the date hereof (the "Indemnity and Restriction Agreement") and this Agreement was a material inducement to SPX to enter into the Overall Merger Agreement and to agree to consummate the Overall Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

     1.1. Definitions. For purposes of this Agreement and any attachments the terms defined in this Agreement when capitalized and used in this Agreement or any attachments shall have the respective meanings specified in this Agreement. In addition, the following terms when capitalized and used in this Agreement or any attachments shall have the meanings set forth below unless the context or use requires another or different meaning:

          "Acquired Assets" means all of Seller's rights, title and interest in and to the following assets, as of the Effective Time:

          (a) the Agency of Record Marketing between The Oz Entertainment Company, a Delaware corporation ("Oz Entertainment") and VSI Sub;

          (b) all stock of OZ Entertainment;

          (c) all of the Membership Interests in Corporate Eagle V, L.L.C., a Michigan limited liability company;

          (d) all of the partnership interests in K.C. Investors, L.P., a Kansas limited partnership ("K.C. Investors");



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          (e) all rights to receive dividends, distributions or other cash payments related to the Acquired Assets, including the pro rata portion of any annual cash payments made after the Closing with respect to any fiscal year including the year of the Closing;

          (f) all current and deferred federal, state and local income (including Michigan Single Business) Tax assets and refunds (including interest) related to the Acquired Assets; and

          (g) all amounts prepaid on any insurance policy and any rights to recoveries under any insurance policy with respect to any of the Acquired Assets.

but excluding therefrom the Excluded Assets (as defined below).

          "Advanced Animations" shall mean Advanced Animations, Inc., a Georgia corporation.

          "Advanced Animations Merger" shall mean the merger of Advanced Animations into Buyer as described in Section 2.1 hereof and the conveyance, by operation of law, of all of the assets (except Excluded Assets) and liabilities (except Excluded Liabilities) of Advanced Animations to Buyer, including the rights and obligations under that certain Services Agreement dated September 21, 1998 by and between Advanced Animations and Oz Entertainment, the real property owned by Advanced Animations and located in Stockbridge, Vermont (the "Real Estate"), and all of the partnership interests in K.C. Investors owned by Advanced Animations;

          "Advanced Animations Merger Agreement" shall mean that certain Agreement and Plan of Merger by and between Buyer and Advanced Animations, in the form attached hereto as Exhibit A.

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether such control is through voting securities, contract or otherwise.

          "Agreement" shall have the meaning set forth in the preamble.

          "Ancillary Agreements" shall have the meaning set forth in Section
     4.2.

          "Assumed Liabilities" means all liabilities and obligations of Advanced Animations that will become the responsibility of the Buyer pursuant to the Advanced Animations Merger described in Section 2.1 hereof, and any other liabilities which relate to, arise or have arisen out of the remaining Acquired Assets at, prior to or after the Effective Time and are not Excluded Liabilities, including:

          (a) The liabilities and obligations under orders, contracts, leases and other commitments existing in Advanced Animations and/or related to the other Acquired Assets, regardless of when such liabilities and obligations arose;

          (b) All liabilities and obligations arising out of Buyer's obligations under this Agreement;

          (c) Any Taxes which are not federal, state, local, or foreign income Taxes; provided, however, Taxes with regard to the Advanced Animations Merger, as described in Section 2.1 hereof, shall be assumed and paid for by Seller; it being understood that the Advanced Animations Merger does not constitute a reorganization within the meaning of Section 368 of the Code but is, instead, treated for tax purposes as a deemed sale of Advanced Animations' assets to Buyer followed by a constructive liquidation, under
     Section 332 of the Code, of the Cash Consideration (as defined in the Advanced Animations Merger Agreement) into its sole stockholder; and

          (d) All other liabilities and obligations related to the Acquired Assets and Advanced Animations including liabilities and obligations related to a Release, Hazardous Materials and violations of Environmental Laws.


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          "Authorization" shall mean all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations necessary for the ownership and use of the Acquired Assets.

          "Buyer" shall have the meaning set forth in the preamble.

          "Buyer Group" shall have the meaning set forth in Section 14.1.

          "Claim Notice" shall have the meaning set forth in Section 14.4.

          "Closing" shall have the meaning set forth in Section 3.1.

          "Closing Date" shall have the meaning set forth in Section 3.1.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          "Effective Time" shall have the meaning set forth in Section 3.1.

          "Environmental Laws" means the Toxic Substances Control Act, 15 USC 2601 et seq.; Coastal Zone Management Act of 1972, 16 USC 1451 et seq.; Clean Water Act, 33 USC 1251 et seq.; Resource Conversation and Recovery Act of 1976 ("RCRA"), 42 USC 6901 et seq.; Clean Air Act, 42 USC 7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC 9601 et seq.; Hazardous Materials Transportation Act, 49 USC 1801 et seq.; Safe Drinking Water Act, 42 USC 300f et seq.; Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq.; Federal Insecticide Fungicide, and Rodenticide Act, 7 USA 136 et seq.; Occupational Safety and Health Act, 29 USC 651 et seq.; and all other federal, state, county, municipal and local, foreign and other statutes, laws, regulations, orders and ordinances that relate to or deal with the regulation or protection of human health or the environment, or to emissions, discharges, releases of pollutants, contaminants or toxic hazardous wastes into the environment all as currently in effect.

          "Excluded Assets", notwithstanding any other provision of this Agreement, means the following rights, properties and assets of Seller as the same shall exist as of the Effective Time:

          (a) All assets of the Seller not specifically included in the Acquired Assets; and

          (b) All rights of recovery relating to the Excluded Liabilities and Excluded Assets.

          "Excluded Liabilities" means the following liabilities and obligations as the same shall exist as of the Effective Time:

          (a) All liabilities and obligations arising out of Seller's obligations under this Agreement;

          (b) All liabilities for current and deferred federal, state, local and foreign income Taxes, including interest, penalties, charges, fees, imposts, duties or other assessments with respect thereto, arising out of the ownership of the Acquired Assets or the operations of Advanced Animations for periods ending on or prior to the Effective Time; including Tax liabilities arising out of the Advanced Animations Merger except for transfer Taxes set forth in Section 3.4;

          (c) All liabilities and obligations related to or arising out of Excluded Assets; and

          (d) All indebtedness of Advanced Animations to Seller. It is acknowledged that indebtedness of Advanced Animations to VSI Holdings shall be canceled and contributed to the capital of Advanced Animations prior to the Effective Time.


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          "Governmental Approval" means the required filings, notice to, consent or approval of, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

          "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, instrumentality, agency or commission or any court, tribunal, judicial or arbitral body.

          "Hazardous Material" means any (i) substance which currently is defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any applicable Environmental Law; or (ii) petroleum, including crude oil or any fraction thereof.

          "Liens" shall have the meaning set forth in Section 4.3.

          "Overall Merger" shall mean the Merger of VSI Holdings into SPX.

          "Notice Period" shall have the meaning set forth in Section 14.4.

          "Parties" shall mean collectively Seller and Buyer.

          "Person" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, foreign, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

          "Promptly" means within five (5) business days.

          "Purchase Price" shall have the meaning set forth in Section 3.2.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, discharge or migration of a Hazardous Material into the environment, including the movement of such materials through or in the air, soil, surface water or ground water.

          "Seller" shall have the meaning set forth in the preamble.

          "Seller Group" shall have the meaning set forth in Section 14.2.

          "Taxes" means any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof), customs and duties.

     1.2. Interpretations. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the words "hereof", "herein", "hereunder" and words of similar import are used in this Agreement, they refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings given therein when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including in the case of statutes by


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succession of comparable successor statutes. All references to statutes in this
Agreement shall be deemed to include the applicable regulations promulgated under such statutes. All dollar amounts referred to in the this Agreement are in United States Dollars.

                                   ARTICLE II.
                       MERGER OF ADVANCED ANIMATIONS INTO
                          BUYER (PII VENTURES, L.L.C.)
               AND ACQUISITION BY BUYER OF OTHER "ACQUIRED ASSETS"

     2.1 Merger. At the Closing, and on the terms set forth in the Advanced Animations Merger Agreement, the parties shall execute, and shall cause any Affiliates necessary to execute, the Advanced Animations Merger Agreement in substantially the form attached hereto. The Advanced Animations Merger Agreement and Georgia Articles of Merger will be filed with the Georgia Secretary of State pursuant to Section 14-2-1109 of the Georgia Business Corporation Code and the Advanced Animations Merger Agreement and a Michigan Merger Certificate will be filed with the Michigan Department of Consumer and Industry Services pursuant to MCLA Section 450.4705a(3), and upon such filings and their acceptance, Advanced Animations shall be merged into the Buyer. The parties recognize that the laws of the States of Georgia and Michigan allow a Georgia corporation to merge into a Michigan limited liability company; however, the parties further recognize that the Merger is not a tax free merger under the Code. For tax purposes, the Advanced Animations Merger will, instead, be a deemed sale by the Seller to the Buyer of all of Advanced Animations' assets followed by a constructive liquidation of the Cash Consideration into its sole stockholder under Section 332 of the Code. SPX shall assume and pay all Taxes associated with the Advanced Animations Merger.

     2.2. Purchase and Sale of Remaining Acquired Assets. At the Closing, and on the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and assign to Buyer, all of the Acquired Assets. To the extent any of the Acquired Assets are held by an Affiliate of Seller, Seller shall cause such Affiliate to sell, transfer and assign such asset to Buyer at Closing. Notwithstanding any other provision of this Agreement, Seller is not selling or transferring to Buyer any rights in or to the Excluded Assets.

     2.3. Assumption of Liabilities. At the Closing, and on the terms and subject to the conditions of this Agreement, Buyer shall assume the Assumed Liabilities, and Buyer shall pay, perform and discharge the Assumed Liabilities as and when due.

     2.4. Excluded Liabilities. Buyer shall not assume, or otherwise be responsible for, any Excluded Liabilities. Seller shall retain, and be responsible for, all Excluded Liabilities.

                                  ARTICLE III.
                           CLOSING AND PURCHASE PRICE

     3.1. Closing. Subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Acquired Assets, the Advanced Animations Merger, and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Miller, Canfield, Paddock and Stone, P.L.C., in Troy, Michigan, at 9:00 a.m., local time, on the first business day following the Closing Date (as defined in the Overall Merger Agreement) of the Merger, or at such other place, date and time as the Parties may agree provided that in all events the Closing shall occur immediately after the Closing Date (as defined in the Overall Merger Agreement) of the Overall Merger. The date on which the Closing occurs is referred to herein as the "Closing Date." The effective time of the Closing shall be 11:58 p.m., local time, on the Closing Date (the "Effective Time"). If for any reason the conditions to Seller's obligations contained in Articles VIII and IX or the conditions to Buyer's obligations contained in Articles VIII and X are not satisfied on or before the scheduled date for the Closing specified above, Seller (in the case of the failure of its conditions to be satisfied) or Buyer (in the case of the failure of its conditions to be satisfied) may, from time to time thereafter, by written notice to the other Party, schedule a later date for the Closing; provided, however, that (i) such Party shall not be entitled to so schedule a later date for the Closing if any failure of a condition it is relying upon to schedule a later date for the Closing is due to a breach by such Party of its obligations under this Agreement, and (ii) no such later scheduled date for the Closing shall affect the right of any Party to terminate this Agreement pursuant to Article
XIII. The parties recognize that the Advanced Animations


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Merger documentation (including the Advanced Animations Merger Agreement, and the Georgia Articles of Merger and Michigan Merger Certificate filings) shall be filed in the States of Georgia and Michigan on the Closing Date described in this Section 3.1.

     3.2. Purchase Price; Payment. The purchase price for the Acquired Assets and other obligations of Seller under this Agreement will be $3,690,000 (the "Purchase Price"), payable on the Closing Date by wire transfer of immediately available funds to such bank account as Seller designates to Buyer in writing on the Closing Date.

     3.3. Tax Allocation. Buyer and Seller shall allocate the Purchase Price, the aggregate dollar amount of the Assumed Liabilities and the Cash Consideration delivered, and the liabilities assumed under the Advanced Animations Merger Agreement. Buyer and Seller shall file all tax returns and statements, forms and schedules in connection therewith consistent with such allocation and shall take no position contrary thereto unless required by law. Within thirty (30) days after the Closing Date, the parties shall agree to a good faith allocation. If the parties cannot agree to a good faith allocation of the items described in this Section 3.3, then, in such case, the matter shall be subject to binding arbitration pursuant to Section 15.12 hereof. The Seller and Buyer shall file Form 8594, Asset Acquisition Statement, with the Internal Revenue Service, and shall follow the allocation described in this Section 3.3 pursuant to the provisions of Section 1060 of the Code.

     3.4. Transfer Taxes. Except for Excluded Liabilities, notwithstanding any other provision herein, any documentary and transfer Taxes and any sales, use or other Taxes imposed by reason of the transfers of Acquired Assets provided hereunder and the Advanced Animations Merger as provided under the Advanced Animations Merger Agreement, and any deficiency, interest or penalty asserted with respect thereto shall be borne by Buyer.

                                   ARTICLE IV.
                                   [RESERVED]


                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to SPX as follows:

     5.1. Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     5.2 Limited Liability Company Existence. The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Michigan.

     5.3 Limited Liability Company Authorization; Enforceability. The Buyer has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and the transactions and other Agreements and instruments contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized by membership action of the Buyer. This Agreement has been, and other agreements
(a) documents and instruments required or anticipated to be delivered by Buyer in accordance with the provisions hereof (the "Buyer Ancillary Agreements") have been or upon execution thereof will be duly executed and delivered on behalf of Buyer, as appropriate, by duly authorized members of the Buyer and this Agreement constitutes, and the Buyer Ancillary Agreements when executed and delivered, will constitute, the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.

     5.4. No Conflict. The execution, delivery and performance of this Agreement by Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Party to, (a) any existing law, ordinance, or governmental rule or regulation to which Buyer is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official,


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body or authority which is applicable to Buyer, (c) the Articles of Organization or Operating Agreement of, or any securities issued by, Buyer, (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Buyer is a Party or by which Buyer is otherwise bound, or (e) to Buyer's knowledge, any contract or agreement relating to any of the Acquired Assets. Except as aforesaid, and except for merger articles, certificates and agreements that are to be filed in the States of Georgia and Michigan, after the Closing Date, with regard to the Advanced Animations Merger, no authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

     5.5. Full Disclosure. Buyer does not know of any breaches of the representations or warranties made by SPX and contained in Article VI of this Agreement as modified by the Schedules hereto, or any other document delivered in connection herewith.

                                   ARTICLE VI.
                      REPRESENTATIONS AND WARRANTIES OF SPX

     SPX represents and warrants to Buyer as follows:

     6.1. Corporate Existence. SPX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     6.2. Corporate Authorization; Enforceability. SPX has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. The execution, delivery and performance of this Agreement by SPX has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents and instruments required or anticipated to be delivered by SPX in accordance with the provisions hereof (the "SPX Ancillary Agreements") have been or upon execution thereof will be, duly executed and delivered on behalf of SPX, as appropriate, by duly authorized officers, and this Agreement constitutes, and the SPX Ancillary Agreements when executed and delivered will constitute, the legal, valid and binding obligations of SPX, enforceable against SPX in accordance with their respective terms.

     6.3. No Conflict. The execution, delivery and performance of this Agreement and the SPX Ancillary Agreements by SPX does not and will not (i) violate, conflict with, or constitute a default under SPX's Certificate of Incorporation or By-laws, or result in the acceleration of any obligation under, any contract, commitment, license, purchase order, security agreement, mortgage, indenture, note, deed, lien, lease, agreement, instrument, document or understanding (written or oral) or any order, judgment or decree by which SPX is bound or is affected, which could have a material adverse effect on any of the Acquired Assets, (ii) result in the creation or imposition of any Lien upon any of the Acquired Assets, (iii) violate any law, statute, judgment, order, writ, injunction, decree or award of any Governmental Authority which is applicable to SPX, or (iv) constitute an event which, after notice or lapse of time or both, would result in any violation, conflict, default, acceleration, or creation or imposition of any Liens.

     6.4. Brokers. No broker, finder, investment banker or other third party is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SPX.

         6.5. Acquired Assets. SPX quitclaims, assigns and conveys the Acquired Assets to Buyer hereunder on an "AS IS", "WHERE IS", "WITH ALL FAULTS" basis, and without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever, including, but not limited to, any warranty as to the fitness for a particular purpose or merchantability of the personal property. The provisions of this Section 6.5 shall also apply to the assets to be acquired by the Buyer pursuant to the Advanced Animations Merger.


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                                  ARTICLE VII.
                              ADDITIONAL COVENANTS

     7.1. Public Announcements. So long as this Agreement is in effect, Buyer shall not, directly or indirectly, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the transactions contemplated hereby or the Overall Merger, without the written consent of SPX, or (b) discuss with the press or the media this Agreement, the Overall Merger Agreement, the Overall Merger or the transactions contemplated hereby (and will refer any and all questions and inquiries to SPX), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, American Stock Exchange, in which case Buyer, prior to making such announcement, will consult with SPX regarding the same. The parties hereto recognize, however, that the Advanced Animations Merger shall be noticed to the public and published in the Fulton County Daily Report, as is required under OCGA Section 14.2.1105.1, being Georgia Business Corporation Code Section 22-1105.1, entitled "Notice of Merger or Share Exchange."

     7.2. Consents to Assignment. Buyer shall use reasonable commercial efforts (which shall not include any obligation by Buyer to make any payment) to obtain the consents or approvals (or effective waivers thereof) of assignment from those Persons whose consents or approvals are required for the assignment of Seller's rights under the Acquired Assets.

     7.3. Insurance. Coverage of the Real Estate under all insurance policies of Seller and its Affiliates shall cease as of the Closing Date, provided, however, that Seller shall not cancel, or cause to be cancelled, coverage of the Real Estate under any insurance policies maintained by, and in the sole name of, Advanced Animations. From and after the Closing Date, Buyer will be responsible for obtaining and maintaining all insurance coverages with respect to the Real Estate. Buyer shall have no rights with respect to any insurance policies of Seller.

     7.4. Third Party Consents. To the extent that Seller's rights under any agreement, contract, commitment, lease, Authorization or other Acquired Asset to be assigned to Buyer hereunder may not be assigned without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller and Buyer shall use reasonable commercial efforts to obtain any such required consent as soon as reasonably possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Acquired Asset in question so that Buyer would not in effect acquire the benefit of substantially all such rights, Seller, to the maximum extent permitted by law, shall, if Buyer so requests, cooperate with Buyer in any reasonable arrangement designed to provide such benefits thereunder to Buyer. With respect to, and to the extent of, any transfer, subcontract or assignment of the contracts, agreements or commitments made to Buyer by Seller hereunder, Buyer hereby agrees to assume, perform, discharge when due, and indemnify Seller from and against, all obligations and liabilities of Seller with respect to the applicable underlying contract, agreement or commitment.

     7.5. Further Assurances. Seller, from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Acquired Assets, including the vesting of all assets of Advanced Animations pursuant to the Advanced Animations Merger and the filing of all necessary documentation with the State of Georgia and the State of Michigan, or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities at the Closing. Each of the Parties will cooperate with the other and execute and deliver to the other Parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     7.6 Approvals for Advanced Animations Merger. The Seller or VSI Sub shall obtain and present to the Buyer at the Closing, all appropriate and required Shareholder and Director approval of the Advanced Animations Merger. Buyer shall obtain and present to Seller at the Closing, all appropriate and required member or limited liability company approval of the Advanced Animations Merger.


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                                  ARTICLE VIII.
                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                             OF EACH PARTY TO CLOSE

     The respective obligations of each Party to consummate the transactions contemplated herein shall be subject to the fulfillment or written waiver, to the extent permitted by law, at or prior to the Closing of the following conditions:

     8.1. Litigation; Proceedings. No litigation or other proceeding by any Governmental Authority or other third Person shall have been commenced that challenges the validity or legality of, or materially restricts the benefits to either Party of, the transactions contemplated hereby. No judgment order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, materially restricts or makes illegal the consummation of the Closing.

     8.2. Overall Merger Agreement. The merger contemplated by the Overall Merger Agreement shall have become effective.



                                   ARTICLE IX.
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                 SELLER TO CLOSE


     The obligations of Seller to complete the transactions contemplated thereby shall be subject to the fulfillment or written waiver at or prior to the Closing of the following conditions precedent:

     9.1. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and
(ii) for the effect of transactions contemplated by this Agreement).

     9.2. Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.


                                   ARTICLE X.
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF
                                 BUYER TO CLOSE


     The obligations of Buyer to complete the transactions contemplated thereby shall be subject to fulfillment or written waiver at or prior to the Closing of the following conditions precedent:

     10.1. Representations and Warranties. The representations and warranties of SPX set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date, in which case such representation and warranty shall be true in all material respects as of such specified date, and (ii) for the effect of transactions contemplated by this Agreement).

     10.2. Performance of Obligations. SPX shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.


                                   ARTICLE XI.
                       DELIVERIES AT THE CLOSING BY SELLER

     At the Closing, and subject to the terms and conditions herein contained, Seller shall deliver to Buyer the following:

     11.1. Assignment and Assumption Agreement. The assignment and assumption agreement in the form and substance mutually agreed to by the Parties and their respective counsels (the "Assignment and Assumption Agreement").

     11.2 Advanced Animations Merger Agreement. All documentation in connection with the Advanced Animations Merger including the Plan and Agreement of Merger, the Georgia Articles of Merger and Michigan Merger Certificate, and any other documents necessary to carry out the filings and purposes of the Advanced Animations Merger.

     11.3. Stock Certificates. Original stock certificates, if applicable, evidencing ownership of the number of shares of those Acquired Assets (all stock of OZ Entertainment), duly endorsed for transfer in blank or accompanied by duly executed original assignments separate from such certificates (the "Stock Certificates"). Pursuant to the Advanced Animations Merger, any outstanding stock certificates for Advanced Animations, whether held by VSI Sub or SPX or one of its affiliates, shall be delivered to Buyer on the Closing Date.

     11.4. Instruments of Transfer. Such other bills of sale, deeds, endorsements, consents and instruments of transfer or assignment in the form and substance mutually agreed to by the Parties and approved by their respective counsels as shall be reasonably requested by Buyer to confirm and vest in Buyer all of Seller's and its Affiliates title to the Acquired Assets as acquired pursuant to the Overall Merger Agreement, and the right to assume and perform the Assumed Liabilities.

     11.5 Assignment of Agency of Record Marketing Services Agreement. An assignment of the Agency of Record Marketing Services Agreement between OZ Entertainment and VSI Sub in the form and substance mutually agreed to by the Parties and their respective counsels.

     11.6 Assignments of Membership Interests and Partnership Interests. An Assignment and Assumption of Membership Interests assigning to Buyer all of Seller's membership interests in Corporate Eagle V, L.L.C., and an Assignment and Assumption of Partnership Interest assigning to Buyer all of Seller's limited partnership interests in K.C. Investors, in the form and substance mutually agreed to by the Parties and their respective counsels.

     11.7. Officers' Certificate. A certificate executed by the Vice President or similar executive officer of the Seller or an Affiliate of Seller in the form and substance mutually agreed to by the Parties and approved by their respective counsels.

     11.8. Secretary's Certificate. A certificate executed by the corporate Secretary of the Seller in the form and substance mutually agreed to by the Parties and approved by their respective counsels.

     11.9. Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by Buyer and its counsel or required to be delivered by Seller pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

     11.10. Books, records, etc. All of the books, records, papers, files and other data belonging to Seller and used exclusively with respect to the Acquired Assets.

                                  ARTICLE XII.
                       DELIVERIES AT THE CLOSING BY BUYER


     At the Closing, and subject to the terms and conditions herein contained, Buyer shall deliver to Seller the following:

     12.1. Purchase Price. The Purchase Price in accordance with Section 3.2.

     12.2. Assignment and Assumption Agreement. The Assignment and Assumption Agreement.


     12.3. Manager's Certificate. A certificate executed by the President and Chief Executive Officer, Managing Member, or similar executive officer of the Buyer in the form and substance mutually agreed to by the Parties and approved by their respective counsels.

     12.4. Other Documents. Such other documents, instruments or assignments as shall be reasonably requested by Seller and its counsel or required to be delivered by Buyer pursuant to this Agreement or in any other instrument or document delivered by any of the Parties pursuant to this Agreement.

                                  ARTICLE XIII.
                           TERMINATION AND ABANDONMENT

     13.1. Events of Termination. This Agreement may be terminated at any time before the Closing: (i) by unanimous consent of Buyer and SPX; (ii) by Seller if there is a breach of or failure by Buyer to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under this Agreement or any of the conditions precedent set forth in Articles VIII and IX of this Agreement, which breach or failure is not cured within ten (10) days after written notice thereof is given to Buyer; or (iii) by Buyer if there is a breach of or failure by Seller to perform in any material respect any of the representations, warranties, commitments, covenants or conditions under this Agreement or any of the conditions precedent set forth in Articles VIII and X of this Agreement, which breach or failure is not cured within ten (10) days after written notice thereof is given to Seller; or (iv) by either Buyer or SPX if the Closing does not occur on or before ten (10) days after the Closing Deadline (as defined in the Overall Merger Agreement), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

     13.2. Effect of Termination. In the event of termination and abandonment by any Party as above provided in clauses (ii), (iii), or (iv) of Section 13.1, written notice shall Promptly be given to the other Party, which notice shall clearly specify the condition precedent or breach or failure of such notified party to perform or satisfy its obligations under this Agreement, and this Agreement shall become null and void and of no further force or effect, and no Party (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach); provided, however, that the provisions of Section
15.2 (Expenses) shall survive any such termination.

                                  ARTICLE XIV.
                                 INDEMNIFICATION

     14.1. Indemnification by Seller. From and after the Closing, Seller will reimburse, indemnify and hold harmless Buyer and its employees, agents, successors and assigns ("Buyer Group") from and against and in respect of any damages, losses, deficiencies, liabilities, costs and expenses (a "Loss") incurred or suffered by any member of the Buyer Group that result from, relate to or arise out of: (i) Seller's failure fully to pay or satisfy any of the Excluded Liabilities in accordance with their terms; (ii) Seller's failure to pay and report the Taxes associated with the Advanced Animations Merger which the Seller recognizes is not a tax free merger under the Code; and (iii) any breach or violation of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement.

     14.2. Indemnification by Buyer. From and after the Closing, Buyer and Toth, jointly and severally, will reimburse, indemnify and hold harmless Seller and its officers, directors, employees, agents, successors or assigns ("Seller Group") from and against and in respect of any Loss incurred or suffered by any member of the Seller Group that result from, relate to or arise out of: (i) Buyer's failure to pay or satisfy any of the Assumed Liabilities; or (ii) any breach or violation of any representation or warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement.

     14.3. Survival of Representations and Warranties. All covenants and all representations and warranties made by the Parties in this Agreement or in any Schedule furnished hereunder shall survive the Closing and remain in effect indefinitely. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing, each Party shall be entitled to rely upon the representations and warranties set forth herein and therein.

     14.4 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller would be liable to the Buyer Group is asserted against or sought to be collected from the Buyer Group by a third party, the Buyer Group shall Promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller shall have twenty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Buyer Group, (A) whether Seller disputes its liability to the Buyer Group with respect to such claim or demand and (B) notwithstanding any such dispute, whether it desires, at its sole cost and expense, to defend the Buyer Group against such claim or demand.

          (a) In the event that Seller notifies the Buyer Group within the Notice Period that it desires to defend the Buyer Group against such claim or demand then, except as hereinafter provided, Seller shall have the right to defend the Buyer Group by appropriate proceedings, in which proceedings Seller shall use its reasonable best efforts to settle or prosecute by them to a final conclusion in such a manner as to avoid any risk, to the extent reasonably possible, of the Buyer Group becoming subject to liability for any other matter; provided, however, Seller shall not, without the prior written consent of the Buyer, consent to the entry of any judgment against the Buyer Group or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Buyer Group of a release, in form and substance reasonably satisfactory to the Buyer, as the case may be, from all liability in respect of such claim or litigation. If any of the Buyer Group desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Buyer, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets or properties of the Buyer Group, then the Buyer Group shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that the Buyer Group shall not settle any such claim or demand without the prior written consent of Seller which consent shall not be unreasonably withheld. If the Buyer Group should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

          (b) If Seller elects not to defend the Buyer Group against such claim or demand, whether by not giving Buyer timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Seller or by the Buyer Group (but none of the Buyer Group shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller hereunder, unless Seller shall have disputed its liability to the Buyer Group hereunder.

          (c) In the event the Buyer Group should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third Party, Buyer shall Promptly send a Claim Notice with respect to such claim to Seller; provided that the failure to provide such Claim Notice will not affect the indemnification obligations of Seller unless Seller is prejudiced thereby. If Seller does not notify the Buyer within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

          (d) All claims for indemnification by Seller Group under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Seller Group" for "Buyer Group" and "Buyer" for "Seller".

     14.5. Payment. Upon the determination of liability under this Article XIV, the appropriate Party shall pay to the other, as the case may be, within ten
(10) days after such determination, the amount of any claim for indemnification made hereunder.

     14.6. Limitations. Anything to the contrary in this Article XIV notwithstanding:


          (a) Seller shall have no obligation to indemnify the Buyer Group or otherwise have liability to Buyer Group and neither Buyer nor Toth shall have any obligation to indemnify Seller Group or otherwise have any liability to Seller Group for consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items.

          (b) The Party entitled to indemnification shall take all reasonable steps to mitigate indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities and damages that are indemnifiable hereunder.

          (c) To the extent that Seller discharges any claim for indemnification hereunder, Seller shall be subrogated to all rights of the Buyer Group against third parties.

     14.7. Exclusive Remedy. The Parties acknowledge that their sole remedy after the Closing for any breach of any representation, warranty or covenant contained in this Agreement (but specifically excluding the Overall Merger Agreement and the Indemnity and Restriction Agreement) shall be the indemnification provisions set forth in this Article XIV. In addition, each Party acknowledges that all of its obligations in this Agreement to indemnify any other Party are subject to and shall be in accordance with this Article XIV.

                                   ARTICLE XV.
                                  MISCELLANEOUS

     15.1. Brokers' and Finders' Fees. Each Party shall be responsible for the payment of any fees to brokers or finders engaged by such Party in connection herewith.

     15.2. Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby, except that Buyer shall pay all federal, state and local sales, documentary, stamp, registration and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Acquired Assets in accordance herewith (but for Excluded Liabilities and Taxes (except transfer taxes set forth in Section 3.4) associated with the Advanced Animations Merger and the fact that such Merger is not a tax free merger under the Code).

     15.3. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings and letters related hereto except for the terms and conditions of the Overall Merger Agreement, the Advanced Animations Merger Agreement, and the Indemnity and Restriction Agreement, which will continue in full force and effect.

     15.4. Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     15.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Buyer, to:                      PII Ventures, L.L.C.
                                          41000 Woodward Avenue
                                          Bloomfield Hills, MI  48304
                                          Attention:  Steve Toth, Jr.
                                          Phone:  (248) 554-6511
                                          Fax:  (248) 554-6634

    With a simultaneous copy to:          Gutman & Bigelman, P.C.
                                          3000 Town Center Building
                                          Suite 2450
                                          Southfield, MI  48034
                                          Attn:  Stephen L. Gutman
                                          Telephone:  (248) 352-2300
                                          Telecopy Number:  (248) 352-3366

    If to SPX, to:                        SPX Corporation
                                          28635 Mound Road
                                          Warren, Michigan  48092
                                          Attention: Fabrizio Rasetti, Esq.
                                          Telephone: (810) 578-7429
                                          Telecopy Number: (810) 578-7470

    With a simultaneous copy to:          SPX Corporation
                                          700 Terrace Point Drive
                                          Muskegon, Michigan  49443-3301
                                          Attention:  General Counsel
                                          Telecopy Number:  (231) 724-5824

    With a simultaneous copy to:          Gardner, Carton & Douglas
                                          321 North Clark Street
                                          Suite 3400
                                          Chicago, Illinois 60610
                                          Attention:  Stephen A. Tsoris, Esq.
                                          Telecopy Number:  (312) 644-3381

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein, which notice will be effective only upon receipt.

     15.6. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement among SPX and Buyer.

     15.7. Governing Law. This Agreement shall be deemed to be made in, and shall be interpreted, construed and governed by and in accordance with the internal laws of, the Laws of the State of Michigan. Each of SPX and Buyer hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Michigan for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

     15.8. Binding Effect; No Third Parties; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto, provided that Buyer may assign all or part of his rights or obligations hereunder to one or more entities owned in whole or in part by Buyer; provided further, that (i) any such assignment will not relieve Buyer of any of its obligations hereunder and (ii) as a condition to such assignment, Buyer will deliver to SPX ten (10) business days' prior written notice thereof and Buyer's unconditional guarantee of each such assignee's performance of this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of SPX and Buyer.

     15.9. Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

     15.10. Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmissions, and a facsimile signature of any Party shall be effective as an original signature.

     15.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     15.12. Binding Arbitration for Allocation of Purchase Price. Any dispute, controversy, or claim arising out of or relating to the allocation of the Purchase Price under Section 3.3 of this Agreement shall at the request of any party be resolved in binding arbitration, subject to the following:

          (a) any arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 15.12;

          (b) no provision of or the exercise of any rights under this Section
     15.12 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section;

          (c) any award, order, or judgment made pursuant to arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment;

          (d) the arbitration shall be held before one (1) arbitrator knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules;

          (e) the arbitration shall be held at the office of AAA located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on;

          (f) in any arbitration proceeding under this Section, subject to the award of the arbitrator, each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator. The arbitrator shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrator's fees) among the parties as the arbitrator determines to be equitable under the circumstances; and

          (g) the interpretation and construction of this Section, including, but not limited to, its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 15.7 of this Agreement.

     15.13. Guaranty of Payment. All payments made by Toth hereunder shall be deemed to be a guaranty of payment as opposed to a guaranty of collection.

     IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first written.

                                         SPX CORPORATION, a Delaware Corporation

                                         By: /s/ Thomas J. Riordan
                                         -------------------------------
                                         Name: Thomas J. Riordan
                                         Title: Vice President

                                                        "SPX" AND "SELLER"

PII VENTURES, L.L.C., a Michigan limited liability company

By: /s/ Steve Toth, Jr.
-------------------------------
Name:    Steve Toth, Jr.
Title:   Managing Member

                  "BUYER"

                                               /s/ Steve Toth, Jr.
                                         -------------------------------
                                               STEVE TOTH, JR.

                                                                          "TOTH"